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                     October 7, 2021

       Jessica L. Thomas
       Chief Financial Officer and Secretary
       MECHANICAL TECHNOLOGY INC
       325 Washington Avenue Extension
       Albany, New York 12205

                                                        Re: MECHANICAL
TECHNOLOGY INC
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 30,
2021
                                                            File No. 001-40261

       Dear Ms. Thomas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Penny Somer-Greif, Esq.